Exhibit 99

FOR IMMEDIATE RELEASE	Contacts:	Susan Kahn
612-761-6735
John Hulbert
612-761-6627

TARGET CORPORATION TO REVIEW
OWNERSHIP ALTERNATIVES FOR CREDIT CARD RECEIVABLES
 COMPANY ALSO TO ANALYZE CAPITAL STRUCTURE

MINNEAPOLIS, September 12, 2007 — Target Corporation announced today that it will review potential ownership alternatives for its credit card receivables, an asset of approximately $7 billion. The company also announced that it will re-evaluate its use of debt in its capital structure and its pace of share repurchases. The company expects to complete these reviews by the end of December.

Receivables Ownership

Target Corporation has more than 100 years of experience in granting, underwriting and servicing credit for our guests. In the past 13 years, Target has built a consistent, highly profitable credit card portfolio and become one of the ten largest issuers of credit cards in the United States, with products and services strategically integrated into Target’s core retail operations. The primary products include the Target Visa Card and Target Credit Card, together known as “REDcards”, as well as GiftCards and other financial products. Target guests apply for REDcards exclusively in our stores and online at Target.com.

“Target has dedicated significant effort over many years to create a premier credit card operation with a world-class team, which has allowed us to drive incremental sales, deepen our relationship with our guests and reinforce our brand,” said Bob Ulrich, Chairman and CEO of Target Corporation. “Going forward, we are committed to maintaining the highest brand standards for our financial products and services, continuing to invest in our outstanding financial services team and delivering an exceptional and integrated credit and retail guest experience.”

The review of our credit card receivables will be focused on the economics of possible alternatives and will include, but not be limited to, an examination of possible differences in growth rates and credit risk exposure between the current direct ownership model and other possible ownership structures, the cost of debt and equity capital to fund our receivables, and current and future liquidity considerations. Goldman Sachs has been engaged to advise the company in this review.

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TARGET CORPORATION

Doug Scovanner, Chief Financial Officer of Target Corporation, added, “Given our objective to create substantial shareholder value over time, we plan to approach the capital markets to determine whether Target or a financial institution is better suited to own our receivables. Unlike other retail credit card portfolios, Target’s receivables portfolio possesses a unique combination of attributes which include strong double-digit growth, a consistently high yield and unprecedented integration with our retail operations. Regardless of whether or not our review results in a receivables sale, we intend to maintain our core financial services operation and remain firmly committed to growing and developing our best-in-class Target Financial Services team.”

Capital Structure

Concurrent with the review of credit card receivables, the company will also conduct a review of the use of debt in its capital structure and the pace of current and possible future share repurchase activity. Should a sale of any, or all, of the company’s credit card receivables occur, this capital structure review will also include an analysis of the appropriate application of proceeds.

 “To provide for the substantial ongoing capital reinvestment required by Target’s core strategy, we remain firmly committed to maintaining Target’s strong investment-grade credit ratings, and specifically we will not consider taking any deliberate actions that would jeopardize our current short-term debt ratings. As a result, Target expects to maintain the necessary credit profile to preserve our long-term debt ratings within the “A” category,” Scovanner said.

For reference, the company’s current long-term ratings are A1, A+, and A+ with Moody’s, S&P and Fitch, respectively. The company plans to discuss these considerations with the three debt-rating agencies that currently rate Target’s short-term and long-term debt.

Additional Information

A pre-recorded message describing information that the company has made available is accessible by calling 612-761-6500. A transcript of this pre-recorded message is also available on our web site at www.target.com/investors. The company will broadly disseminate updates as it deems appropriate.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,537 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

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